Calculation of Filing Fee Tables
S-8
Ingevity Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value	Other	580,000	$ 74.55	$ 43,239,000.00	0.0001381	$ 5,971.31
Total Offering Amounts:						$ 43,239,000.00		$ 5,971.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,971.31
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock ("Common Stock") of Ingevity Corporation (the "Registrant") that become issuable under the Ingevity Corporation Omnibus Incentive Plan (the "Plan"), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant's common stock. (2) Represents shares of Common Stock reserved for future grant under the Plan. (3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, by averaging the high ($75.71) and low ($73.39) sales prices of the Registrant's common stock reported on the New York Stock Exchange as of a date (May 4, 2026) within five business days prior to filing this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources